Exhibit 5.1
Nixon Peabody LLP
Attorneys at Law
Clinton Square
P.O. Box 31051
Rochester, New York 14603-1051
(585) 263-1000
Fax: (585) 263-1600
July 25, 2006
Alliance Financial Corporation
120 Madison Street, 18th Floor
Syracuse, New York 13202
Gentlemen:
     We have acted as counsel to Alliance Financial Corporation, a New York corporation (the “Company”), in connection with preparation of a Registration Statement on Form S-4, Registration No. 333-135141, (as the same may be amended and supplemented, the “Registration Statement”) initially filed by the Company on June 19, 2006 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), in connection with the registration of up to 1,307,053 shares (the “Shares”) of common stock of the Company, $1.00 par value per share, that may be issued by the Company to the stockholders of Bridge Street Financial, Inc. (“Bridge Street”) in connection with the merger (“Merger”) of Bridge Street with and into the Company pursuant to the Agreement and Plan of Merger, dated as of April 23, 2006, by and between Bridge Street and the Company.
     This opinion is being delivered to you in connection with the Registration Statement.
     In connection with the foregoing, we have examined the Registration Statement and the Prospectus contained in the Registration Statement (the “Prospectus”). We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and other documents and have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions expressed below.
     As to questions of fact material to our opinions expressed herein, we have, when relevant facts were not independently established, relied upon certificates of, and information received from, the Company and/or representatives of the Company. We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company and/or representatives of the Company and do not opine as to the accuracy of such factual matters. We also have relied, without investigation, upon certificates and other documents from, and conversations with, public officials.

     In rendering the following opinions, we have assumed, without investigation, the authenticity of any document or other instrument submitted to us as an original, the conformity to the originals of any document or other instrument submitted to us as a copy, the genuineness of all signatures on such originals or copies, and the legal capacity of natural persons who executed any such document or instrument at the time of execution thereof.
     Members of our firm involved in the preparation of this opinion are licensed to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, the laws of any other jurisdiction other than the laws of the State of New York.
     Based upon and subject to the qualifications and limitations contained herein, we are of the opinion that, following the effectiveness of the Registration Statement and the effectiveness of the Merger, the Shares, when issued in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,
/s/ Nixon Peabody LLP